                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in 1994 Employee Stock Purchase Plan Registration Statement No. 33-79014 as amended by Post-Effective Amendment No.5, 1997 Special Stock Option Plan Registration Statement No. 333-33439 as amended by Post-Effective Amendment No.1, 1997 Incentive Stock Option Plan Registration Statement No. 333-32455 as amended by Post-Effective Amendment No.1, 1987 Special Stock Option Plan Registration Statement No. 333-29111, and 1987 Incentive Stock Option Plan Registration Statement No. 33-15017 as amended by Post-Effective Amendment No.11, each on Form S-8, of our report dated April 26, 2002 appearing in this Annual Report on Form 10-K/A of Pierre Foods, Inc. for the fiscal year ended March 2, 2002.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
June 14, 2002